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				   FORM OF
			SUB-TRANSFER AGENCY AGREEMENT

AGREEMENT made as of the ____ day of _______,1996 by and between Smith Barney Concert Series Inc. (the "Fund") and PFS Shareholders Services (the "Sub-Transfer Agent").

				 WITNESSETH:


WHEREAS, the Fund desires that Sub-Transfer Agent be retained to perform certain recordkeeping and accounting services and functions with respect to transactions in Fund's Class A and Class B shares ("Shares") made by shareholders of the Fund (the "Shareholders") when the Sub- Transfer Agent maintains with the Fund's transfer agent ("Transfer Agent") a single master shareholder account with respect to the Shareholders; and

WHEREAS, Sub-Transfer Agent desires to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the following premises and mutual covenants, the parties agree as follows:

1.  Services  Provided by Sub-Transfer  Agent

When and to the extent requested by the Fund, Sub-Transfer Agent agrees to perform recordkeeping and accounting services and functions with respect to transactions in Shares made by the Shareholders when the Sub-Transfer Agent maintains with the Transfer Agent a single master shareholder account. To
the extent requested, Sub-Transfer will provide the  following   services:

        A. Maintain separate records for each Shareholder reflecting Shares purchased, redeemed and exchanged on behalf of such Shareholder and outstanding balances of Shares owned by or for the benefit of such Shareholder.

        B. Prepare and transmit to Shareholders periodic account statements indicating the number of Shares of the Fund owned by or for the benefit of Shareholders and purchases, redemptions and exchanges made on behalf of Shareholders.

        C. Transmit to Shareholders copies of proxy materials, periodic reports and other materials relating to the Fund.

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        D. With respect  to each Shareholder, aggregate all purchase, redemption and exchange orders made by or on behalf of the Shareholders and transmit instructions based on such aggregate orders ("Instructions") to the Transfer Agent for acceptance.

        E. Transmit to the Shareholders confirmations of transactions made in accordance with Instructions.

        F. Provide to the Fund, the Transfer Agent and/or other parties designated by them such other information relating to transactions in and holdings of Shares by or on behalf of the Shareholders as is reasonably requested.

        G. Arrange for the delivery to the Transfer Agent of appropriate documentation and, in the case of purchase orders, payment, in connection with each aggregate order transmitted to the Transfer Agent.

2. Appointment as Agent for Limited Purpose Sub-Transfer Agent shall be deemed to be agent of the Fund for the sole and limited purpose of receiving purchase, redemption and exchange orders from Shareholders and transmitting corresponding Instructions to the Transfer Agent. Except as provided specifically herein, neither Sub-Transfer Agent nor any person to which Sub-Transfer Agent may delegate any of its duties hereunder shall be or hold itself out as an agent of the Transfer Agent or the Fund.

3. Delegation by Sub-Transfer Agent With respect to any Shareholder, Sub-Transfer Agent may delegate some or all of its duties under this Agreement to other parties which after reasonable inquiry Sub-Transfer Agent deems to be competent to assume such duties. In the event of any such delegation, Sub-Transfer Agent shall enter into a written agreement with the delegatee in which the delegatee will, among other things:

	A. agree to forward Instructions to the Transfer Agent within such time periods as are specified by the Transfer Agent, the Fund's prospectus and applicable law and regulation; and

	B. represent and warrant that it is duly registered as required under all federal and state securities laws.


4.  Records and Reporting
Sub-Transfer Agent will maintain and preserve all records as required by law in connection with its provision of services under this Agreement. Upon the reasonable request of the Fund or the Transfer Agent, Sub-Transfer Agent will provide copies of: historical records relating to transactions involving the Fund and Shareholders; written communications regarding the Fund to or from Shareholders; and other materials relating to the provision of services by Sub-

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Transfer  under  this  Agreement.   Sub-Transfer  Agent  will  comply  with  any
reasonable request for such information and documents made by the board of directors of the Fund or any governmental body or self-regulatory organization. Sub- Transfer Agent agrees that it will permit the Fund, the Transfer Agent or their representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services provided by
Sub-Transfer   Agent.   Notwithstanding   anything   herein  to  the   contrary,
Sub-Transfer Agent shall not be required to provide the names and addresses of Shareholders to the Fund or the Transfer Agent, unless applicable law or regulation otherwise requires.

5. Sub-Transfer Agent's Ability to Provide Services Sub-Transfer Agent agrees to notify the Fund promptly if for any reason it is unable to perform its obligations under this Agreement.


6.Compensation

	A. In consideration of performance of the services by Sub-Transfer Agent hereunder and the costs it will incur in providing those services, the Fund agrees to reimburse Sub-Transfer for its costs (including payments to delegatees) in amounts that do not exceed those indicated in the maximum reimbursement schedule attached as Schedule A hereto. With respect to any Shareholder,
	to the extent Sub-Transfer Agent delegates any obligations hereunder to a third party, Sub-Transfer Agent will negotiate in good faith with such third party delegatee regarding the fees to be paid to the delegatee. Sub-Transfer Agent, and not the Fund,
	will  be  solely   responsible  for compensating such a delegatee.  If
	as a result of its fee negotiations with such a delegatee Sub-Transfer Agent is required to pay the delegatee less than would be the case if Exhibit A were the delegatee's fee schedule, Sub-Transfer Agent will reduce the amount of compensation it receives from the Fund hereunder by the amount of such differential.


	B. The Fund agree to reimburse Sub-Transfer Agent or its delegatees for their reasonable out-of-pocket costs incurred in connection with mailings to Shareholders of materials as described in Paragraph 1 hereto.

	C. Sub-Transfer Agent will permit the Fund or its representatives (including counsel and independent accountants) with reasonable access to its records to enable the Fund to verify that Sub-Transfer Agent's charges to the Fund hereunder comply with the provisions of this Agreement. Such access shall include, but not be limited to, up

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        to four on-site  inspections of Sub-Transfer Agent's records each
	year.


7.  Indemnification

Sub-Transfer Agent shall indemnify and hold harmless Fund from and against any and all losses and liabilities that any one or more of them may incur, including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance of Sub-Transfer Agent or any of its delegatees of its responsibilities under this Agreement; excluding, however, any such claims, suits, loss, damage or costs caused by, contributed to or arising from any noncompliance by the Fund with its obligations under this Agreement, as to which the Fund shall indemnify, hold harmless and defend Sub-Transfer Agent on the same basis as set forth above.


8.  Termination

This Agreement may be terminated at any time by Sub-Transfer Agent or the Fund upon 30 days written notice. The provisions of paragraphs 4 and 7 shall continue in full force and effect after termination of this Agreement.

9.    Addition of Funds

In addition to the Fund, any other mutual fund sponsored by Smith Barney Inc. or its affiliates may become a party to this Agreement by having this Agreement executed on its behalf.


10.    Miscellaneous

This Agreement represents the entire agreement between the parties with regard to the matters described herein, and may not be modified or amended except by written instrument executed by all parties. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. This Agreement is made and shall be construed under the laws of the State of New York. This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter. If any provision of the Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby. No Fund shall be responsible for the liabilities of any other Fund hereunder.

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IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


PFS SHAREHOLDER SERVICES

By:
Title:


SMITH BARNEY CONCERT SERIES INC.

By:
Title: